UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 4, 2016 (April 17, 2016)

LABSTYLE INNOVATIONS CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-37704	45-2973162
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9 Halamish Street

Caesarea Industrial Park

3088900, Israel

(Address of Principal Executive Offices)

972-4-770-4055

(Issuer’s telephone number)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 17, 2016, the Board of Directors of LabStyle Innovations Corp, or the Company, voted to increase the salary of Erez Raphael, the Company’s Chief Executive Officer, and Zvi Ben David, the Company’s Chief Financial Officer. Effective April 2016, Mr. Raphael’s salary is increased from NIS 44,000 per month to NIS 80,000 per month, and Mr. Ben David’s salary is increased from NIS 39,000 per month to NIS 60,000 per month. In addition, through December 2016, NIS 36,000 of Mr. Raphael’s and NIS 21,000 of Mr. Ben David’s increased salary and related benefit will be paid, in lieu of cash, in the number of shares of the Company’s common stock based upon the average closing price of the Company’s common stock for the 30 trading days prior to the date of issuance to be issued quarterly in advance pursuant to the Company’s 2012 Equity Incentive Plan.

Also on April, 17, 2016, the Company’s Board of Directors approved a management bonus plan pursuant to which upon the Company reaching milestones of the revenue and cash flow targets established by the bonus plan for 2016, Mr. Raphael will be entitled to a bonus payment of up to NIS 960,000 and Mr. Ben David will be entitled to a bonus payment of up to NIS 360,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 4, 2016	LABSTYLE INNOVATIONS CORP.

	By:	/s/ Zvi Ben David
Name: Zvi Ben David Title: Chief Financial Officer, Treasurer and Secretary